Exhibit 99.1

INmune Bio, Inc. Receives Regulatory Approval from UK MHRA to Initiate Phase I Trial of INKmune in Patients with High-risk MDS

Study will be the first-in man trial for INKmune – a novel therapy to prime the patient’s own NK cells to attack their cancer

LA JOLLA, Calif., June 11, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced that the Medicines and Healthcare products Regulatory Agency (MHRA; the UK equivalent of the FDA) has given approval to initiate a Phase I clinical trial of INKmune, a novel therapy to prime the patient’s own NK cells to attack their cancer, in patients with high-risk Myelodysplastic Syndrome (MDS) (EUDRACT 2019-004820-40). This single center Phase I trial will be the first-in-man study using INKmune. Based on the current environment and timetable of its clinical site, INmune Bio is targeting the study initiation in the 2nd half of this year.

“Patients with MDS are mostly elderly; in this population high-dose chemotherapy or bone marrow transplant are usually too toxic,” said Dr. Marion Wood, consultant hematologist and the medical director for this INKmune program. “With this clinical trial, we hope to show that INKmune will provide an effective and better tolerated therapeutic option for those patients who are poorly served by current therapies.” Patients with high-risk MDS will be enrolled to receive at least 3 doses of INKmune therapy via intravenous infusion, without the need for any type of conditioning therapy or pretreatment. The Phase I trial, called Laurel, will include at least 9 patients enrolled at a single center in the UK and has the capacity for an extension cohort.

“Recent research has shown that MDS patients who survive beyond two years are those with good NK cell activity (Tsirogianni et al 2019). INKmune has been shown to boost the function of NK cells from MDS patients in laboratory experiments. We will target those patients whose NK cells demonstrate a response to INKmune in the laboratory. This is part of our precision approach to immunotherapy,” said Dr. Mark Lowdell, CSO of INmune Bio and discoverer of the science behind INKmune. “We are excited to be able to test it as a treatment in this group of patients facing an unmet therapeutic need.”

“Professor Lowdell and his team in the UK have worked closely with the MHRA to get this trial through regulatory approval, despite the challenges of the COVID-19 pandemic,” said RJ Tesi MD, CEO of INmune. “The INKmune program is the second oncology platform entering the clinic for INmune Bio.”

About INKmune

INKmune is a suspension of replication incompetent tumor cells from our proprietary tumor cell line, INB16; cryopreserved and shipped to the clinical site for local storage at -70oC. INKmune is delivered intravenously and binds to resting NK cells where it provides critical activating signals to initiate NK killing of tumor cells which are resistant to chemotherapy. NK cells activated by INKmune are able to activate other resting NK cells and thus magnify the effect. INKmune-primed NK cells have been shown to kill multiple tumor types including MDS, leukemias, myeloma, breast cancer and ovarian cancer cells in vitro and in vivo (North et al 2007, Sabry et al 2011, Kottaridis et al 2015).

Kottaridis PD, et al. Two-stage priming of allogeneic Natural Killer cells for the treatment of patients with acute myeloid leukemia; a phase I trial. PLoS One 2015; Jun 10;10(6):e0123416. doi: 10.1371

North J, et al. Tumor-primed human natural killer cells lyse NK-resistant tumor targets: evidence for a two-stage process in resting NK cell activation. Journal of Immunology 2007; 178:85-94.

Sabry M, et al. Leukemic priming of resting NK cells is KIR independent but requires CD15-mediated CD2 ligation and natural cytotoxicity receptors. J.Immunology 2011; 187:6227-6234.

Tsirogianni M, et al. Natural killer cell cytotoxicity is a predictor of outcome for patients with high risk myelodysplastic syndrome and oligoblastic acute myeloid leukemia treated with azacytidine. Leuk Lymphoma. 2019 Apr 5:1-7.

About high-risk MDS

Myelodysplastic syndrome (MDS) describes a range of blood malignancies characterised by anemias, clotting disorders and increased risk of infection all of which often result in death. In the group of MDS patients in this trial there is a high risk of progression to leukemia with rapidly fatal outcome. MDS is predominantly a disease of the elderly with the median age at diagnosis in the UK and USA of 76 years and is incurable in more than 90% of patients; over half of whom will die within 2 years of diagnosis. NK cell activity in these patients is predictive of overall survival beyond two years (Tsirogianni et al 2019).

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quelloer™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com